Exhibit (4)(f)

[ ]

DELAWARE LIFE INSURANCE COMPANY

[Service Address

P.O. Box 80428

Indianapolis, IN 46280-0428]

[1-877-253-2323]

[www.delawarelife.com]

Guaranteed Market Protection Benefit Rider

[Marketing Name]

This Rider is attached to and made part of the contract as of the Issue Date and the provisions of this Rider apply in lieu of any contract provisions to the contrary.

This Rider provides a Guaranteed Market Protection Benefit (“GMPB”). The determination of the GMPB is described herein.

The purpose of this Rider is to guarantee that the Contract Value will not be less than the Guaranteed Market Protection Benefit at the end of a Term.

Signed for Delaware Life Insurance Company.

[ ]	[ ]

[Michael S. Bloom]	[Daniel J. Towriss]
Secretary	President

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DEFINITIONS

Capitalized terms not defined in this Rider are defined in the contract.

Annual Rider Fee Rate: The Annual Rider Fee Rate is the rate used to calculate the Rider Fee. The Annual Rider Fee Rate is shown on the applicable Additional Benefit Specifications Page and will never exceed the Maximum Annual Rider Fee Rate shown on the applicable Additional Benefit Specifications Page.

Cancellation Threshold: The minimum GMPB Cancellation Ratio required to voluntarily terminate this Rider. The applicable Cancellation Threshold will depend on the point in time the request to terminate is received during the Term. The Cancellation Thresholds for the initial Term are shown in the applicable Additional Benefit Specifications Page.

Designated Investment Option: Any Investment Option that the Company makes available for use with this Rider.

GMPB Base: The amount used to determine the GMPB Buffer and GMPB Credit, if any, on a Term End Date.

GMPB Buffer: The maximum amount by which your Contract Value will be credited on a Term End Date.

GMPB Buffer Factor: The maximum percentage of loss that we will absorb when determining the GMPB Credit on the Term End Date. The GMPB Buffer Factor is used in the calculation of the GMPB Buffer. The GMPB Buffer Factor for the initial Term is shown in the applicable Additional Benefit Specifications Page.

GMPB Cancellation Ratio: The ratio calculated on the last day of each Rider Quarter, applicable for the following Rider Quarter, and used to determine eligibility to voluntarily terminate this Rider.

GMPB Credit: The amount credited to Contract Value on a Term End Date.

GMPB Purchase Payment Window: The length of time after the initial Term Start Date during which the GMPB Base will be increased by subsequent Purchase Payments.

Rider Fee: The charge for this Rider, calculated as the Annual Rider Fee Rate, divided by four, and then multiplied by the GMPB Base. The Rider Fee will continue to be deducted until the earliest of the Annuity Income Date, the date on which the Contract Value equals zero, or the termination of this Rider.

Rider Quarter: A three-month period while this Rider is in effect with the first Rider Quarter beginning on the Issue Date.

Term: The length of time between a Term Start Date and Term End Date. The initial Term is shown in the applicable Additional Benefits Specification Pages.

Term End Date: The Contract Anniversary on which a Term ends and the GMPB Credit, if any, is applied to the Contract Value.

Term Start Date: The Contract Anniversary on which a Term begins. The initial Term Start Date is the Issue Date.

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RIDER TERMS AND PROVISIONS

GMPB Base

On the initial Term Start Date, the GMPB Base is equal to the initial Purchase Payment. After the initial Term Start Date, the GMPB Base is:

•	increased by any Purchase Payments received by the Company during the GMPB Purchase Payment Window; and

•	decreased proportionally by any partial withdrawal.

On the Term Start Date for any successive Term, the GMPB Base is equal to the Contract Value on the Term Start Date. After the Term Start Date, the GMPB Base is decreased proportionally by any partial withdrawal.

The GMPB Base is an amount used to calculate the GMPB Credit under this Rider. The GMPB Base is not available for withdrawal, surrender, as a death benefit, or for application to any Annuity Option. Upon termination of this Rider, the GMPB Base will no longer be calculated or maintained for any purpose thereafter.

Effect of subsequent Purchase Payments received after the GMPB Purchase Payment Window

Any subsequent Purchase Payment received after the GMPB Purchase Payment Window will not be included in the GMPB Base.

Effect of Withdrawals

If any withdrawals are made during the Term, each withdrawal will reduce the GMPB Base in the same proportion as the Contract Value is reduced by the withdrawal. The reduction in the GMPB Base may be more than the amount of the withdrawal.

A withdrawal will reduce your GMPB Base such that the GMPB Base after the withdrawal is equal to:

A x (1 – (B/C))

Where:

•	A is the GMPB Base before the withdrawal;

•	B is the amount of the withdrawal including any Withdrawal Charges; and

•	C is the Contract Value before the withdrawal.

GMPB Buffer

The GMPB Buffer is equal to:

•	The GMPB Base on the Term End Date; multiplied by

•	The GMPB Buffer Factor.

GMPB Credit

The GMPB Credit is equal to the lesser of:

•	The GMPB Base on the Term End Date minus the Contract Value on the Term End Date; and

•	The GMPB Buffer on the Term End Date.

On the Term End Date, if the GMPB Base is higher than the Contract Value, the GMPB Credit will be allocated to the Subaccounts in proportion to their respective values as of the Term End Date.

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If the GMPB Base is less than or equal to the Contract Value on the Term End Date, the GMPB Credit is 0.

Rider Fee

On the last day of each Rider Quarter, the Rider Fee is calculated by dividing the Annual Rider Fee Rate by four and then multiplying by the GMPB Base. The Rider Fee is calculated and deducted pro rata on the last day of each Rider Quarter from each Subaccount to which the Contract Value is allocated. After this Rider is terminated, the Rider Fee is also terminated.

A Rider Fee will continue to be deducted until the earliest of the Annuity Income Date, the date on which the Contract Value equals zero, or the termination of this Rider.

The Company reserves the right to increase the Annual Rider Fee Rate for successive Terms, subject to the Maximum Annual Rider Fee Rate.

Successive Terms

Prior to the end of the initial Term, you may elect to continue this Guaranteed Market Protection Benefit Rider by selecting a successive Term made available by the Company. The Company may also choose to make additional successive Terms available after the first successive Term. We will provide you with a notice showing the available successive Terms and their applicable Designated Investment Options, GMPB Buffer Factor, and Annual Rider Fee Rate. To begin a successive Term, you must provide us with notice of your election by the deadline established in the notice. If your Contract Value is allocated to Subaccounts that are not Designated Investment Options for the successive term, you must provide a transfer request, effective on the Term Start Date of the successive Term, such that your entire Contract Value is allocated to the Designated Investment Options for that Term. You may provide notice by submitting a Written Request on our form or, in our discretion, by other means acceptable to us, which may include notice by telephone or by electronic submission through our website.

If you do not provide us with notice by the deadline established in the notice, this Rider will terminate and you will not be able to elect a successive Term at any time in the future.

The Company reserves the right to not make more than one successive Term available and to limit the availability of Terms based on the age of the Owner (or the Annuitant if the Owner is not a natural person).

Designated Investment Options

While this Rider is in effect, all Purchase Payments and your entire Contract Value must be allocated only among the Designated Investment Options. The Designated Investment Options for the initial Term are shown on the applicable Additional Benefit Specifications Page and will not change during the Term except in circumstances when a Designated Investment Option is no longer available as a Subaccount. You will be notified in writing in the event a Designated Investment Option is no longer available. To make an additional Purchase Payment or a transfer thereafter, you must change your allocation instructions to exclude the closed Designated Investment Option. Your entire Contract Value will then be reallocated according to your new allocation instructions.

At any time, the Owner may reallocate the Contract Value among the available Designated Investment Options in accordance with the Transfer Privilege provision of the contract.

Allocation of Purchase Payments and transfers of Contract Value to Subaccounts that are not Designated Investment Options are not permitted while this Rider is in effect.

Fixed Account Restriction

Guarantee Periods of the Fixed Account may be made available under your contract, however while this Rider is in effect, any transfer of Contract Value or allocation of Purchase Payments to a Guarantee Period is not permitted.

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Spousal Continuation

If the sole designated Beneficiary is the surviving spouse of a deceased Owner, the spouse can elect to continue the contract in the spouse’s own name as Owner and retain this Rider.

Reports

The Company will send a report to the Owner at least once each Contract Year that shows the GMPB Base at the end of the current report period as long as this Rider is in effect.

Voluntary Termination

On the last day of each Rider Quarter, the GMPB Cancellation Ratio is calculated by dividing the Contract Value by the GMPB Base. If the GMPB Cancellation Ratio calculated is equal to or greater than the applicable Cancellation Threshold, then you may request to terminate this Rider provided your request is received during the Rider Quarter immediately following such calculation. If, on the date we receive your request to terminate, the most recently calculated GMPB Cancellation Ratio is less than the applicable Cancellation Threshold, we will not approve your request to terminate.

Upon termination, all rights and benefits under this rider cease. Once the rider is terminated, it cannot be reinstated.

Termination of Rider

Termination of this Rider will occur upon the earliest of:

•	The date we approve the Owner’s request to terminate this Rider, subject to the requirements in the Voluntary Termination provision of this Rider;

•	The Term End Date, after the calculation and crediting of the GMPB Credit, if any, unless the Owner elects to begin a successive Term;
•	The Annuity Income Date under the contract; or

•	Termination of the contract.

This Rider may not be voluntarily terminated by the Owner except as described in the Voluntary Termination provision.

If this Rider is terminated for any reason prior to a Term End Date, there will be no GMPB Credit.

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